     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 15, 1999

                                                      REGISTRATION NO. 333-71139
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            HARVARD INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    2522                                   21-0715310
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NO.)

                            ------------------------
                                  3 WERNER WAY
                           LEBANON, NEW JERSEY 08833
                                 (908) 437-4100
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                               ROGER G. POLLAZZI
                            CHIEF EXECUTIVE OFFICER
                            HARVARD INDUSTRIES, INC.
                                  3 WERNER WAY
                           LEBANON, NEW JERSEY 08833
                                 (908) 437-4100
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   Copies to:
                             PHILIP A. HABER, ESQ.
                         SONNENSCHEIN NATH & ROSENTHAL
                          1221 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                                 (212) 768-6700
                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / ________________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / _________________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED             PROPOSED
          TITLE OF EACH CLASS              AMOUNT TO BE    MAXIMUM OFFERING    MAXIMUM AGGREGATE        AMOUNT OF
     OF SECURITIES TO BE REGISTERED         REGISTERED      PRICE PER SHARE      OFFERING PRICE     REGISTRATION FEE
Common Stock, $.01 par value(2).........     5,372,298          $7.625            $40,963,772         $11,387.93(1)

(1) Previously paid.
(2) Includes the associated preferred stock purchase rights to purchase one-one hundredth of a share of Series A Junior Participating Preferred Stock. The purchase rights initially are attributed to and trade with the Common Stock of the registrant. The value attributable to such purchase rights, if any, is reflected in the offering price of the Common Stock.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not offer these securities until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


SUBJECT TO COMPLETION, DATED JUNE 15, 1999


PROSPECTUS


                            HARVARD INDUSTRIES, INC.
                        5,372,298 SHARES OF COMMON STOCK


                            ------------------------

     The stockholders identified in this prospectus are offering to sell up to 5,372,298 shares of common stock of Harvard Industries, Inc. See "Selling Stockholders."

     Harvard emerged from Chapter 11 bankruptcy proceedings on November 24, 1998, and the selling stockholders acquired their shares in connection with the consummation of Harvard's plan of reorganization. Harvard has agreed to register the shares of common stock issued to those claimholders who are otherwise unable to sell their shares pursuant to an exemption from registration under the Securities Act.

     The selling stockholders will receive all of the net proceeds from the sale of the shares. These stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will not receive any proceeds from the sale of the shares.

     The selling stockholders and participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act, in which event any profit on the sale of the shares by those selling stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.


     Our common stock is listed on the Nasdaq National Market under the symbol
"HAVA." On              , 1999, the last reported sale price of the common stock
was $  per share.


                            ------------------------

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE MAKING A DECISION TO PURCHASE OUR STOCK.


                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus is                 , 1999.

                               TABLE OF CONTENTS


About this Prospectus........................................................................................    ii

Prospectus Summary...........................................................................................     1

Risk Factors.................................................................................................     3

Forward-Looking Statements...................................................................................    10

Use of Proceeds..............................................................................................    10

Selling Stockholders.........................................................................................    10

Plan of Distribution.........................................................................................    11

Description of Capital Stock.................................................................................    11

Validity of the Common Stock.................................................................................    17

Experts......................................................................................................    17

Where You Can Find More Information..........................................................................    17

Documents Incorporated by Reference..........................................................................    17


                             ABOUT THIS PROSPECTUS

     This prospectus is a part of a registration statement that we have filed with the SEC using a "shelf registration" process. You should read both this prospectus and any supplement together with additional information described under "Where You Can Find More Information."

     You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. We have not authorized anyone else to provide you with additional or different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents.

                               PROSPECTUS SUMMARY


     Because this is a summary, it does not contain all the information about Harvard that may be important to you. You should read the more detailed information and the financial statements and related notes which are incorporated by reference in this prospectus. You should read this entire prospectus and carefully consider the information under the heading "Risk Factors."

                            HARVARD INDUSTRIES, INC.

     Our corporate name is Harvard Industries, Inc. We are headquartered at 3 Werner Way in Lebanon, New Jersey, and are a direct supplier of components for original equipment manufacturers producing cars and light trucks in North America. In the fiscal year 1998, 82% of our sales were to General Motors Corporation, Ford Motor Company and Chrysler Corporation.

     On May 8, 1997, we filed a petition for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware. On November 24, 1998, we substantially consummated our plan of reorganization under Chapter 11 of the Bankruptcy Code dated August 19, 1998 and emerged from bankruptcy.

     While we were in bankruptcy proceedings the Bankruptcy Court appointed a creditors' committee. The creditors' committee retained Roger Pollazzi as an automotive industry consultant. Mr. Pollazzi acted in this capacity until November 1997, when, with the support of the creditors' committee, the Board of Directors appointed him as our Chief Operating Officer. Prior to such appointment, Mr. Pollazzi had served as Chairman of the Board and Chief Executive Officer of The Pullman Company from 1992 to 1997. The creditors' committee was disbanded on November 24, 1998.

     Shortly after his appointment, Mr. Pollazzi hired approximately fifteen professionals as employees of Harvard to assist him in analyzing our operations, eliminating on-going negative cash flows associated with cash drains at several of our operations and coordinating and implementing our restructuring efforts. Since the effective date, our management team includes, in addition to Roger Pollazzi, who now serves as Chief Executive Officer:

     o James Gray, President of Harvard, an automotive executive who previously ran Tenneco Automotive's European Operations as well as the Clevite division of Pullman;

     o Theodore Vogtman, Chief Financial Officer of Harvard, who has over twenty years of industry experience including serving as Chief Financial Officer of Pullman; and

     o Vincent Toscano, Executive Vice President of Strategic Planning of Harvard, who was formerly the Vice President of Operations at Pullman and has over 21 years of experience in the automotive industry.

                        THE TURNAROUND BUSINESS STRATEGY

     In connection with our reorganization, our new management team has outlined the following turnaround business strategies for restoring our profitability:

     o Close and/or Sell Underperforming Facilities: Since taking over in late 1997, the new management team has closed, sold, or is in the process of selling manufacturing facilities that had a combined negative cash flow of $46.7 million in fiscal 1997.

     o Exit Unprofitable Lines of Business: We are exiting unprofitable lines of business that management believes cannot meet their targeted margins. For example:


          -- We ceased production at our Harman subsidiary, exiting the molded plastic and die-cast mirror business,


          -- We sold the Greeneville, Tennessee plant of Doehler-Jarvis
             Greeneville, Inc., and



          -- We sold the Tiffin, Ohio plant of Hayes-Albion Corporation,

          -- In April 1999, we announced our intention to shut down our Ripley, Tennessee plant later in 1999 after current orders are filled, reflecting the changing market for magnesium products, and



          -- We are exploring alternatives with respect to the assets of our Kingston-Warren subsidiary including the possible sale of substantially all those assets.



     o Diversify Product Mix and Customer Base: We are developing business in those segments of the automotive aftermarket and industrial markets where we can take advantage of our core manufacturing competencies and achieve higher profit margins. We will focus on (1) OEM automotive components, i.e., seat brackets, door modules, steering assemblies; (2) the industrial market, i.e., building components, construction equipment, sealing systems, lawn and garden maintenance machinery; and (3) the automotive replacement parts market, i.e., bumper brackets, torque rods and Class-8 truck components.


     o Invest in Management Information Systems: We are in the process of installing a new software package that will provide increased flexibility and enhance our management's access to operating data on a timely basis. Our management has allocated $16.7 million in fiscal years 1998 and 1999 for this project, which will upgrade our information systems and achieve Year 2000 compliance. We spent approximately $7.7 million for Year 2000 compliance in fiscal 1998 and plan to spend approximately $6.3 million in fiscal 1999.

     o Reduce Purchased Material Costs: Our management has been consolidating our purchasing functions and reducing our supplier base to gain economies of scale and significant discounts from our largest suppliers.

                                 THE FINANCINGS


     Upon our emergence from bankruptcy, we issued $25.0 million of 14 1/2% Senior Secured Notes due September 1, 2003. We also entered into a $115.0 million senior secured credit facility with a group of lenders led by General Electric Capital Corporation. This senior credit facility provides for up to $50.0 million in term loan borrowings and up to $65.0 million of revolving credit borrowings.


     The combined proceeds from the issuance of the senior secured notes and the term loan borrowings under the senior credit facility were used to:

     o refinance the senior and junior debtor-in-possession credit facilities that provided financing to Harvard while we were in bankruptcy proceedings;

     o pay administrative expenses due under the plan of reorganization and pay related fees and expenses;

     o provide cash for working capital purposes; and

     o provide funds for general corporate purposes.

     The $65.0 million revolving credit portion of the senior credit facility will be used to finance working capital and other general corporate purposes.

                                  RISK FACTORS


     You should carefully consider the following risk factors in addition to the other information contained and incorporated by reference in this Prospectus before purchasing our shares. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.


THE ACTUAL SALE OR PERCEIVED POSSIBILITY OF THE SALE OF SUBSTANTIAL AMOUNTS OF COMMON STOCK BY A HOLDER OF A LARGE AMOUNT OF SHARES COULD NEGATIVELY AFFECT THE MARKET PRICE OF THE COMMON STOCK.



     This prospectus, and the registration statement of which it is a part, have been prepared in order to permit a number of holders of large amounts of our common stock to sell their shares from time to time, if they choose to do so, without being subject to the volume limitations and other limitations imposed by Rule 144. Sales of substantial amounts of common stock by a holder of a large amount of shares or the perception that such sales may occur, could negatively affect prevailing market prices for the common stock.



     A total of 20,000,000 shares of common stock were reserved for issuance under our plan of reorganization, of which 8,240,295 shares had been issued as of April 5, 1999. Management estimates that we will have issued approximately 3,750,000 additional shares of common stock once the distributions contemplated by our plan of reorganization have been completed. In general, these additional shares when issued may be freely resold by the persons to whom they are issued, except where the recipient is one of our affiliates. The availability for resale of these additional shares would also negatively affect the market price of our common stock.


OUR LEVERAGE LIMITS OUR FLEXIBILITY AND INCREASES OUR RISK OF DEFAULT.

     Our high degree of leverage could have important consequences to you, such as:

     o making it more difficult for us to satisfy our obligations with respect to our debt;

     o limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete and increasing our vulnerability to general adverse economic and industry conditions;

     o limiting our ability to obtain additional financing we may need to fund future working capital, capital expenditures or other corporate requirements;


     o imposing a higher interest expense in the event of an increase in interest rates for our borrowings based on variable interest rates;


     o requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal of and interest on our debt. This will reduce the availability of such cash flow to fund working capital, capital expenditures or other general corporate purposes;

     o  restricting our ability to acquire other businesses in the future; and

     o placing us at a competitive disadvantage compared to competitors who are less leveraged and have greater financial and other resources.


     In addition, the financing documents to which we are a party contain financial and other restrictive covenants. Our failure to comply with these covenants could result in an event of default. If we do not cure or have waived the event of default, we could suffer a material adverse effect.


     As of March 28, 1999, we had total indebtedness of $88.6 million, of which $63.6 million consisted of indebtedness under our senior credit facility and $25 million consisted of our senior secured notes, and equity of approximately $160 million. Our earnings were insufficient to cover fixed charges for our fiscal years ended September 30, 1998, September 30, 1997 and September 30, 1996 by $49,497, $398,367 and $53,062, respectively. Under specified conditions, we will be permitted to borrow additional funds in the future.

OUR RECENT BANKRUPTCY HAS HAD A NEGATIVE IMPACT ON OUR BUSINESS IN THE PAST AND MAY NEGATIVELY AFFECT OUR ABILITY TO WIN NEW BUSINESS IN THE FUTURE.



     We emerged from bankruptcy on November 24, 1998, the effective date of our plan of reorganization. Our experience in and recent emergence from bankruptcy could adversely affect our ability to negotiate favorable trade terms with manufacturers and other vendors. Our experience in bankruptcy could also adversely affect our ability to obtain new purchase orders from current and prospective customers. The failure to obtain favorable terms from suppliers or new business from current and prospective customers could have adverse effects on our operations, business or financial condition. However, our recent experience since emergence from bankruptcy indicates that such effects, if any, are unlikely to be material.



OUR BANKRUPTCY REORGANIZATION MAY LIMIT OUR ABILITY TO CARRY FORWARD NET OPERATING LOSSES AND BUILT-IN LOSSES TO REDUCE FUTURE INCOME TAXES.



     Prior to the plan of reorganization being implemented, Harvard Industries' consolidated unused net operating loss (NOL) was approximately $243 million. Harvard did not have any recognized built-in losses before the plan of reorganization was implemented. As a result of the plan of reorganization, Harvard anticipates a reduction in the NOL of approximately $147 million, with approximately $96 million of NOL surviving the reorganization.



     Under the Internal Revenue Code of 1986, our use of net operating loss carry forwards against future taxable income is subject to limitation if we experience an "ownership change" as defined in the Code in connection with the plan of reorganization.



     As a result of the implementation of the plan of reorganization, we believe we underwent an "ownership change." Generally, a greater than 50 percentage point change in ownership is considered an "ownership change." As a result, our ability to use all of our net operating losses and "recognized built-in losses," if any, in taxable years beginning after the effective date of the plan or reorganization, and a portion of the taxable year which includes the effective date, is subject to limitation. Under this limitation, the income that may be offset by net operating loss carryovers that occured prior to the effective date should generally be limited to the product of:



     o a rate set by the U.S. Treasury Department, 5.02% on the effective date, and


     o the lower of (a) the value of Harvard's assets immediately prior to the ownership change, determined without regard to liabilities, or (b) the aggregate new stock value immediately after the ownership change.

     The limitation may also apply to the use of "recognized built-in losses" to offset other income during the five-year period after the effective date. The built-in loss limitation will apply if the excess of our tax basis in our assets over the fair market value of such assets as of the effective date exceeded the lesser of $10.0 million or 15% of the fair market value of the assets before the ownership change. Our ability to take depreciation or amortization charges with respect to its built-in loss assets would also be subject to this built-in loss limitation. The annual limitation on our ability to use our net operating losses, and recognized built-in losses, if any, may be significant.

INCOME ATTRIBUTABLE TO CANCELLATION OF INDEBTEDNESS MAY LIMIT OUR ABILITY TO CARRY FORWARD NET OPERATING LOSSES TO REDUCE FUTURE INCOME TAXES.


     Cancellation of indebtedness income that arises in a case under the Bankruptcy Code is not includible in gross income but it does reduce tax attributes of the taxpayer, including net operating losses. The plan of reorganization discharged some general unsecured claims, such as our 12% Senior Notes due 2004 and 11 1/8% Senior Notes due 2005. This discharge will result in the realization of cancellation of indebtedness income, which will reduce our tax attributes by the difference between the fair market value of the consideration paid and the amount of the discharged indebtedness. The exchange of old notes for new notes under the exchange offer will not result in the recognition of cancellation of indebtedness income to Harvard.

THERE WILL BE NO ABILITY TO MEANINGFULLY COMPARE OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION TO PRIOR PERIODS.

     We will be unable to meaningfully compare information reflecting our results of operations and financial condition after the consummation of the plan of reorganization to prior periods due to:

     o the replacement of the management team and the restructuring of our core operations and general and administrative activities;


     o our bankruptcy proceedings, including the costs and expenses of these proceedings as well as the effect of settlements of related liabilities; and


     o our application of Fresh Start Reporting in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" (SOP 90-7).

     Under SOP 90-7, our equity will be restated at "reorganization equity value," a value which was determined by the financial advisors to the creditors' committee under the plan of reorganization. In addition, because we have been in a restructuring phase and have continued to incur costs and expenses relating to our bankruptcy proceedings, the results of operations since May 1997 may not indicate our future performance.


WE CANNOT ASSURE YOU THAT THE STEPS WE ARE TAKING UNDER OUR TURNAROUND BUSINESS STRATEGY WILL SUCCEED IN IMPROVING OUR FUTURE OPERATING RESULTS.


     Our turnaround business strategy includes a substantial restructuring of our revenue and customer base. As a result, our value and profitability depend on our ability to successfully implement the turnaround business strategy. We cannot assure you that the turnaround business strategy will be successful. Also, we may be unable to operate profitably even if the turnaround business strategy is successfully implemented. If the turnaround business strategy is not successful we may be unable to generate sufficient operating funds to pay our outstanding obligations, including principal and interest in respect of our notes and indebtedness under our senior credit facility. If this is the case, the alternative financing we need may not be available at the time we require it. In addition, that financing may only be available on terms that we find unacceptable.

     Our success will also depend on our ability to do each of the following in a timely manner:

     o  terminate existing unprofitable contracts and purchase orders;

     o  attract new business or customers;

     o produce and sell new products at projected margins and at competitive prices;

     o  attract key new personnel for our manufacturing facilities;

     o dispose of old customer orders, enabling us to utilize capacity for new business efficiently;

     o develop or acquire a distribution network for after-market and industrial products; and

     o appropriately measure the impact of our turnaround business strategy on relations with current customers.


     For fiscal years 1998, 1997 and 1996 we had net losses of $56 million, $389 million and $69 million, respectively. These losses have been primarily due to operating inefficiencies and losses associated with our operations that we had designated for sale or wind-down. If we continue to experience net losses, or if our cash flow and capital resources are insufficient to pay for our debt obligations, we may be forced to reduce or delay planned expansion or capital expenditures, sell assets, obtain additional equity capital or restructure our indebtedness. However, we cannot assure you that any of these remedies will be available or satisfactory. We also cannot assure you that our operating results, cash flow and capital resources will be sufficient for payment of our debt in the future. We may need to refinance all or a portion of the principal of our indebtedness on or prior to its maturity date.


     We cannot assure you that we will be able to refinance such indebtedness. If we are able to refinance such indebtedness, we cannot assure you it will be on commercially reasonable terms.

WE HAVE SIGNIFICANT CAPITAL INVESTMENT AND CAPITAL EXPENDITURE REQUIREMENTS THAT HAVE NOT BEEN MET IN THE PAST AND MAY NOT BE MET IN THE FUTURE.



     We operate in an industry which requires significant capital investment. We are also required to make capital expenditures to upgrade our facilities. We believe that our competition will continue to invest heavily to achieve increased production efficiencies and to improve product quality. Our ability to compete in such a competitive environment will depend on our ability to make major capital expenditures over the next several years. These expenditures are necessary to service existing business, enter new markets and remain competitive in existing markets. During the past few years, Harvard has put off capital expenditures because of financial constraints. Our ability to make necessary capital expenditures may be adversely affected if (1) we are unable to produce sufficient cash flows from our operations, or (2) we are unable to raise sufficient debt or equity capital on terms that we consider acceptable. Our capital expenditures totalled approximately $24.9 million in 1998, and we expect, based on current information, that our capital expenditures will total approximately $20 million in 1999. In addition, through the year 2002, including the year 1998, we expect that capital expenditures will be approximately
$110 million.


WE MIGHT NOT BE ABLE TO COMPLY WITH CURRENT OR FUTURE SOURCING PROCEDURES OF U.S. AUTOMAKERS.

     In the late 1980's and early 1990's, U.S. automakers made a number of significant changes in their sourcing procedures which have placed greater business and financial risk on us as automotive component suppliers.


  We may be unable to meet our customers' requirements that we reduce the future cost of our products to them.



     Some of our products are sold under agreements that require us to provide annual cost reductions to OEMs by specific percentages each year. These reductions come directly through price reductions or indirectly through suggestions for manufacturing efficiencies or other cost savings. If we are unable to generate sufficient cost savings in the future to offset such price reductions, our profit margins could be adversely affected.



  We may be unable to meet our customers' requirements that we must bear a greater portion of the cost of product design and development than in the past.



     OEMs are requiring potential suppliers of components to become involved earlier in and share a greater proportion of the costs of the design and development process for new platforms. They are also requiring suppliers to develop integrated systems or modules rather than merely manufacturing separate parts. OEMs expect the component supplier to manage the entire development cycle, a cycle lasting two to four years, of the product or system, including:


     o  design and engineering;

     o  production of prototypes;

     o  design validation; and

     o design of tooling and completion of manufactured products and integrated systems of products.


  Our risk of losing business to our competitors may increase as a result of U.S. automakers' decisions to reduce the number of suppliers with whom they do business.



     The requirement that automotive component suppliers become involved earlier in the design and development process shifts a larger part of the initial capital outlays for such new platforms and systems onto component suppliers. As a result, the automotive supply industry is experiencing a period of significant consolidation, resulting in fewer, but larger, suppliers who are more diversified and have access to more capital. This gives the large suppliers a competitive advantage because, to reduce costs and improve quality, U.S. automakers are reducing their supplier base by awarding contracts to full-service suppliers who are able to provide design, engineering and program management capabilities as well as meet cost, quality and delivery requirements. As a result, if we are unable to have the financial flexibility to make the necessary capital expenditures or to make acquisitions to grow our business, we may be unable to remain competitive and viable in the component supplier industry.



     In addition, this trend has had a relatively greater impact on us than on many of our competitors because of OEMs' reluctance to award new business to Harvard due to its emergence from bankruptcy. We may be unable to become involved earlier in the design and development process for new platforms. Even if we are successful in becoming involved earlier in such processes, we may be unable to generate sufficient cash or have financing available to fund the greater costs associated with this effort.



INCREASING SALES OF FOREIGN CARS ARE ADVERSELY AFFECTING THE MARKET FOR U.S. COMPONENTS, INCLUDING OUR PRODUCTS.


     Foreign automotive manufacturers have gained a significant share of the U.S. market, both from export sales as well as the more recent opening of domestic manufacturing facilities. Between 1985 and 1997, sales of automobiles from foreign car makers with U.S. manufacturing facilities increased from 2.0% to 20.5% of the North American market. The growth of such "transplant" sales has resulted, and will likely continue to result in, a loss of market share for U.S. automakers. As a result, we, and other component suppliers, will experience an adverse effect because most of our current customers are U.S. automakers. Although we plan to solicit additional business from foreign automakers, we may be unsuccessful in doing so or such additional business may fail to make up for lost business that we have already experienced.


WE MIGHT NOT BE ABLE TO IMPLEMENT NEW TECHNOLOGIES NEEDED TO PRODUCE CHANGING PRODUCTS REQUIRED BY OUR CUSTOMERS.



     Today, design, engineering and manufacturing processes are technology driven, using advanced computers and sophisticated computer programs. Our customers' requirements for changing products may require that we invest in new computer systems or in upgrading and reprogramming our current computer systems. The expenditures for new technology must be made during the first few years of the product cycle, but we do not begin to recover our costs until our customers start selling the finished products. Our recent bankruptcy reorganization and subsequent operating performance may hinder our ability to secure the funds needed to invest in new technology to respond to our customers' changing needs.



     We compete for new business at the beginning of the development of new models and upon the redesign of existing models by our major customers. New model development begins two to five years prior to the marketing of such models to the public, with existing business lasting for the model life cycle. To meet the needs of customers with changing products, we may need to implement new technologies and manufacturing processes when launching our new products. Moreover, in order to meet our customers' requirements, we may be required to supply our customers regardless of cost. As a result, we may suffer an adverse impact to our operating profit margins. Although our management believes it has implemented manufacturing processes that adapt to the changing needs of our customers, we still may encounter difficulties which could have an adverse effect when implementing new technologies in future product launches.


     OUR BUSINESS COULD BE SIGNIFICANTLY AFFECTED BY THE LOSS OF ANY OF OUR MAJOR CUSTOMERS.

     Our largest customers are General Motors, Ford and Chrysler. For the fiscal year 1998, General Motors accounted for approximately 39% of our consolidated net sales, Ford accounted for approximately 34% of our consolidated net sales and Chrysler accounted for approximately 10% of our consolidated net sales. Our purchase orders from our customers generally provide for supplying the customer's annual requirements for a particular model or assembly plant, rather than for manufacturing a specific quantity of products. These contracts are renewable on a year-to-year basis. If we lose any one of our major customers or suffer a significant decrease in demand for certain key models or a group of related models sold by any of our major customers, it could have a material adverse effect on our results of operations.

OUR BUSINESS COULD BE SIGNIFICANTLY AFFECTED BY THE LOSS OF KEY PERSONNEL.

     We believe that our future success will depend in large part on the abilities and continued service of our executive officers and other key employees. In particular, this means Roger Pollazzi, who serves as Chairman and Chief Executive Officer and the senior management team. We may be unable to retain the services of Mr. Pollazzi and other key personnel. The loss of any key executive officers or employees, including Mr. Pollazzi, could have a material adverse effect on our business.

WE MAY NOT BE ABLE TO REACH NEW AGREEMENTS WITH OUR UNIONIZED EMPLOYEES.

     As of March 28, 1999, we had approximately 4,200 employees. Approximately 42% of our employees are covered by collective bargaining agreements negotiated with 16 locals of 9 unions. These contracts expire at various times through the year 2000. Discussions with various unions regarding new labor agreements or an extension of existing contracts are presently underway. While we believe that our relations with our employees are good, we could experience a material adverse effect on our financial position or operating results as a result of a prolonged dispute with our employees.

WE MAY NOT BE ABLE TO COMPLY WITH LAWS GOVERNING ENVIRONMENTAL MATTERS, AND WE MAY BE RESPONSIBLE FOR ADDITIONAL REMEDIATION ACTIVITIES AND HELD LIABLE IN LITIGATION REGARDING ENVIRONMENTAL MATTERS.

     Our operations are subject to a variety of local, state and federal laws governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials. Although we have made and will continue to make significant expenditures relating to our environmental compliance obligations, there may be times when we are not in compliance with all these requirements. We spent $2.7 million in cash in fiscal year 1996, $1.7 million in cash in fiscal year 1997 and $0.1 million in cash in fiscal year 1998 on environmental remediation costs and related expenses.


     We have been identified as a defendant or potentially responsible party in a variety of environmental matters in connection with historical and current operations involving our use and disposal of hazardous materials. Claims were filed in our bankruptcy proceedings in connection with most of these matters. Several large claims were settled for cash and the remaining claims will be paid as unsecured claims in accordance with the plan of reorganization. We have filed and will file objections to some claims.



     We are also conducting remedial activities at current and former facilities under governmental orders and private contractual agreements. We have granted access to the Michigan Department of Environmental Quality at our Hayes-Albion Corporation plant in Jackson, Michigan for an investigation of the plant's use and disposal of chlorinated solvents. The investigation is in connection with the Department's evaluation of an area-wide groundwater contamination problem. We may be subject to injunctive orders requiring remediation of this property. Furthermore, we are aware of certain currently owned facilities that are not required to be remediated at the present time but that could possibly require remediation activity in the future.



     We have reserved approximately $8.5 million for our share of potential costs associated with any cash settlement of claims in accordance with the plan of reorganization and the current and future remediation activities described above. However, we cannot assure you that the reserved amounts will be sufficient to satisfy our obligations. Changes in existing environmental laws or their interpretation and more rigorous enforcement by regulatory authorities may give rise to additional expenditures, compliance requirements or liabilities that could have a material adverse effect on our business, financial condition and results of operations.


     Finally, the discovery of additional environmental liabilities related to our historical operations involving the use and disposal of hazardous substances could have a material adverse effect on our business, results of operations or financial condition.

IF WE DO NOT MEET OUR OBLIGATIONS TO CONTRIBUTE TO OUR DEFINED BENEFIT PENSION PLANS, OUR PAYMENT OBLIGATIONS MAY BE ACCELERATED.

     Upon our emergence from bankruptcy, our unfunded liabilities related to defined benefit pension plans were approximately $29.8 million. If we are unable to meet our contribution obligations under such plans, the Pension Benefit Guaranty Corporation may seek to terminate the affected plan or plans, thus accelerating payment obligations. Our long-term objective is to fund our entire pension obligation with funds that are generated from operations, although we cannot assure you that this will actually occur.

     As reflected in our audited financial statements, we had aggregate unfunded pension liabilities as of September 30, 1998 and 1997 of approximately
$17.0 million and $5.7 million, respectively. Approximately $7.4 million of the increase in 1998 is due to a loss related to the shutdown of the Doehler-Jarvis Toledo subsidiary.

WE COULD BE AFFECTED BY "YEAR 2000" COMPUTER PROBLEMS.


     We are addressing the Year 2000 problem and are aware that our information systems are not completely Year 2000 compliant today. The Year 2000 issue results from computer programs written with date fields of two digits, rather than four digits, resulting in the inability of the program to distinguish between the year 1900 and 2000. Many of our computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000.


     If not addressed and corrected on a timely basis, failure of our computer systems to process Year 2000 related data correctly could have a material adverse effect on our financial condition and results of operations. Failures of this kind could, for example, lead to:

     o  incomplete or inaccurate accounting;

     o  inaccurate supplier and customer order processing;

     o  recording errors in inventories or other assets; and

     o disruption of our manufacturing process as well as transactions with third parties.


     If not addressed, we face the potential risks of financial loss, legal liability and interruption to business. We have surveyed our key utilities and suppliers to determine the extent to which we are vulnerable to the failure by these parties to fix Year 2000 compliance issues. We are still in the process of assessing the information they have provided. Failure by such key utilities or suppliers to complete Year 2000 compliance work in a timely manner could have a material adverse effect on of our operations. Examples of problems that could result from the failure of these utilities and suppliers to remediate Year 2000 problems include, in the case of utilities, service failures such as power, telecommunications, elevator operations and loss of security access control and, in the case of suppliers, failures to satisfy orders on a timely basis and to process orders correctly.


     Additionally, general uncertainty regarding the success of remediation may cause many suppliers to reduce their activities temporarily as they assess and address their Year 2000 efforts in 1999. This could result in a general reduction in available supplies in late 1999 and early 2000. Our management cannot predict the magnitude of any such reduction or its impact on our financial results. We can give no assurance that the systems of other companies on which our systems rely will be converted in a timely fashion, or that the noncompliance of these systems would not have a material adverse effect on our business, financial condition, competitive position and results of operations.

                           FORWARD-LOOKING STATEMENTS


     This prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements discuss our intentions, beliefs or current expectations with respect to our future operating performance, and may include, but are not limited to, projections of capital expenditures, plans for future operations, financing needs or plans, compliance with covenants in loan agreements, sales of assets or businesses, plans relating to our products or services, assessments of materiality, predictions of future events, and the ability to obtain additional financing, including our ability to meet obligations as they become due, and pending and possible litigation. You can identify forward-looking statements by our use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe" as well as the negative of these terms, variations of these terms, or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations be correct. The most significant of such risks, uncertainties and other factors are discussed in this "Risk Factors" section and you are urged to carefully consider such factors. Additional risks and uncertainties are detailed in our filings with the SEC. We do not have any obligation to update forward-looking statements.

     We have also made cautionary statements in this prospectus, some of which accompany the forward-looking statements used in the "Harvard Industries, Inc." and "Risk Factors" sections regarding important factors that could cause actual results to differ materially from our expectations. All of our subsequent written and oral forward-looking statements, or statements of persons acting on our behalf, are expressly qualified in their entirety by such cautionary statements.


                                USE OF PROCEEDS


     We will not receive any of the proceeds from the sale of the shares of common stock in this offering, all of which will be received by the selling stockholders.


                              SELLING STOCKHOLDERS



     The following table provides information with respect to the common stock held by each Selling Stockholder, which information has been furnished to us by the selling stockholders and other sources and which we have not verified. Because the selling stockholders may sell all or some part of the common stock which they hold pursuant to this prospectus and the fact that this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of common stock that will be held by the selling stockholders upon termination of this offering. See "Plan of Distribution." The common stock offered by this prospectus may be offered from time to time in whole or in part by the persons named below or by their transferees, as to whom applicable information will, to the extent required, be set forth in a prospectus supplement.



                                                                                     SHARES TO BE BENEFICIALLY
                                                                                       OWNED AFTER OFFERING
                     SHARES BENEFICIALLY      NUMBER OF SHARES TO BE OFFERED FOR    ---------------------------
NAME               OWNED PRIOR TO OFFERING          STOCKHOLDER'S ACCOUNT           NUMBER     PERCENT OF CLASS
----               -----------------------    ----------------------------------    -------    ----------------
                         [To be provided by amendment.]

                              PLAN OF DISTRIBUTION


     We are registering the common stock on behalf of the selling stockholders. As used herein, selling stockholders includes donees and pledgees selling shares received from a named selling stockholders after the date of this prospectus. We will receive no proceeds from this offering. The common stock may be sold to purchasers directly by any of the selling stockholders. Alternatively, any of the selling stockholders may offer the common stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of common stock for whom they may act as agent. The selling stockholders and any underwriters, dealers or agents that participate in the distribution of common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If we are advised that an underwriter has been engaged with respect to the sale of any common stock offered hereby, or in the event of any other material change in the plan of distribution, we will cause appropriate amendments to the registration statement of which this prospectus forms a part to be filed with the SEC reflecting such engagement or other change. See "Where You Can Find More Information."

     At the time a particular offer of common stock is made, to the extent required, a prospectus supplement will be provided by us and distributed by the relevant selling stockholder which will set forth the aggregate amount of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling stockholders and any discount, commissions or concessions allowed or reallowed or paid to dealers.

     The common stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters or dealers.


     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of common stock may not simultaneously engage in market-making activities with respect to such common stock for a period of five business days prior to the commencement of such distribution and ending upon the completion of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and its rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.



     Pursuant to the registration rights agreement between Harvard and the selling stockholders, we are obligated to pay substantially all of the expenses incident to the registration, offering and sale of the common stock of the selling stockholders to the public other than commissions and discounts of underwriters, dealers or agents. The selling stockholders, and any underwriter they may utilize, and their respective controlling person are entitled to be indemnified by us against specified liabilities, including liabilities under the Securities Act. See "Description of Capital Stock--Registration Rights Agreement."



                          DESCRIPTION OF CAPITAL STOCK



     The authorized capital stock of Harvard consists of 50,000,000 shares of common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $.01 per share. Pursuant to the plan of reorganization, Harvard reserved 20,000,000 shares of common stock for issuance to holders of allowed claims under the plan of reorganization.

COMMON STOCK

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of Harvard, the holders of common stock are entitled to receive ratably the net assets of Harvard available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. All the outstanding shares of common stock are, and the shares of common stock to be issued by Harvard pursuant to the plan of reorganization when issued and paid for will be, fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Harvard may designate and issue in the future.

PREFERRED STOCK

     The Board of Directors is authorized, subject to any limitations prescribed by law and without stockholder approval, to issue shares of preferred stock in one or more series. Each such series of preferred stock may have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation privileges as are determined by the Board of Directors.

     The purpose of authorizing the Board of Directors to issue preferred stock and to determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances and to provide desirable flexibility in connection with possible acquisitions and other corporate purposes. The issuance of any such series may have an adverse effect on the rights of holders of common stock. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock. In addition, any such issuance could have the effect of delaying, deferring or preventing a change of control of Harvard.

  Series A Preferred Stock

     The Board of Directors has designated 1,000,000 shares of Series A Junior Participating Preferred Stock in connection with the adoption of the stockholder rights agreement described below. Because of the nature of the Series A preferred stock dividend, liquidation and voting rights, the value of the one one-hundredth interest in a share of Series A preferred stock purchasable upon exercise of each share purchase right should approximate the value of one share of common stock. The Series A preferred stock purchasable upon exercise of the share purchase rights will not be redeemable. Each share of Series A preferred stock will be entitled to the greater of (1) a preferential quarterly dividend payment of $1.00 per share or (2) an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of a liquidation, the holders of the Series A preferred stock will be entitled to a preferential liquidation payment of $100 per share, plus an amount equal to 100 times the aggregate amount to be distributed per share of common stock. Each share of Series A preferred stock will have 100 votes, voting together with the common stock except as otherwise required by law. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A preferred stock will be entitled to receive 100 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

STOCKHOLDER RIGHTS PLAN

     The Board of Directors adopted a stockholder rights agreement on March 24, 1999 and declared a dividend of one preferred share purchase right on each outstanding share of Harvard's common stock payable to stockholders of record as of the close of business on April 5, 1999. Except as described below, each share purchase right, when exercisable, entitles the holder thereof to purchase from Harvard one-hundredth of a share of Series A preferred stock of Harvard at a purchase price of $30.00 per one-hundredth of a preferred share, subject to adjustment. The terms of the share purchase rights are set forth in a rights agreement between Harvard and State Street Bank and Trust Company, a Massachusetts trust company, as rights agent.

     The share purchase rights will be evidenced by common stock certificates until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons has become an "acquiring person" (as defined below) or (2) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group becoming an acquiring person (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group becomes an acquiring person). The earlier of such dates is called the "distribution date".


     An "acquiring person" is a person or group of affiliated or associated persons who have acquired beneficial ownership of 20% or more of the outstanding common stock, other than Harvard, any subsidiary of Harvard, and any employee benefit plan of Harvard or its subsidiaries, and persons affiliated or associated with or related to them. However, there are other exceptions to the definition of acquiring person, as follows:


     o Any person whose beneficial ownership of common stock exceeds 20% because of a repurchase of common stock by Harvard that increases his or her percentage ownership, unless such person thereafter acquires any additional common stock;


     o Stockholders of Harvard who, together with their affiliates and associates, beneficially owned more than 20% of Harvard's outstanding common stock at the time the stockholder rights plan was adopted, so long as they do not subsequently exceed specified percentage ownership levels as a result of acquiring additional common stock and satisfy a number of other conditions;


     o Transferees of common shares beneficially owned by the stockholders mentioned in the preceding subparagraph on, if those transferees satisfy a number of conditions;

     o Other persons who the Board of Directors determines have exceeded the 20% level of ownership inadvertently and promptly divest the excess amount.

     The rights agreement provides that, until the distribution date or earlier redemption or expiration of the share purchase rights, the share purchase rights will be transferred with and only with the common stock. Until the distribution date or earlier redemption or expiration of the share purchase rights, new common stock certificates issued after the record date will contain a notation incorporating the rights agreement by reference. Until the distribution date or earlier redemption or expiration of the share purchase rights, the surrender for transfer of any certificates for common stock will also constitute the transfer of the share purchase rights associated with the common stock represented by such certificate. As soon as practicable following the distribution date, separate rights certificates evidencing the share purchase rights will be mailed to holders of record of the common stock as of the close of business on the distribution date and such separate right certificates alone will evidence the share purchase rights.

     The share purchase rights are not exercisable until the distribution date. The share purchase rights will expire on March 24, 2009, unless they are earlier redeemed or exchanged by Harvard, as described below.


     The purchase price payable, and the number of shares of Series A preferred stock or other securities or property issuable, upon exercise of the share purchase rights to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A preferred stock, (2) upon the grant to holders of the Series A preferred stock of specified rights or warrants to subscribe for or purchase Series A preferred stock at a price, or securities convertible into Series A preferred stock with a conversion price, less than the then-current market price of the Series A preferred stock, or (3) upon the distribution to holders of the Series A preferred stock of evidences of indebtedness, assets or capital stock (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Series A preferred stock) or of subscription rights or warrants (other than those referred to above). With specific exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. Harvard will not be required to issue fractional common stock or Series A preferred stock, other than fractions which are integral multiples of one-thousandth of a share of Series A preferred stock, which may, at the election of Harvard, be evidenced by depositary receipts, and in lieu thereof, an adjustment in cash may be made based on the market price of the common stock or Series A preferred stock on the last trading day prior to the date of exercise.



     If any person or group becomes an acquiring person, then each holder of a share purchase right, other than share purchase rights beneficially owned by the acquiring person, any associate or affiliate thereof, as such terms are defined in the share purchase rights agreement, and transferees thereof, which will be void, will have the right to receive upon exercise of such share purchase right that number of common stock, or, in some specific circumstances, cash, property or other securities of Harvard, having a market value of two times the exercise price of the share purchase right.


     If at any time after the time that any person or group becomes an acquiring person, Harvard is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a share purchase right, other than share purchase rights beneficially owned by the acquiring person, any associate or affiliate thereof, and certain transferees thereof, which will be void, will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the share purchase right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the share purchase right.

     At any time after the time that any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, the Board of Directors of Harvard may exchange the share purchase rights, other than share purchase rights beneficially owned by such person or group, any associate or affiliate thereof, and certain transferees thereof, which will be void, in whole or in part, at an exchange ratio per right equal to the greater of (1) one share of common stock or one-hundredth of a share of Series A preferred stock (subject to adjustment), or
(2) the number of shares of common stock.

     At any time prior to the time that any person becomes an acquiring person, the Board of Directors of Harvard may redeem the share purchase rights in whole, but not in part, at a redemption price of $.01 per share purchase right, subject to adjustment, which may at Harvard's option be paid in cash, common stock or other consideration deemed appropriate by the Board of Directors. The redemption of the share purchase rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish; provided, however, that no redemption will be permitted or required after the time that any person becomes an acquiring person. Immediately upon any redemption of the share purchase rights, the right to exercise the share purchase rights will terminate and the only right of the holders of the share purchase rights will be to receive the Redemption Price.

     The terms of the share purchase rights may be amended by the Board of Directors of Harvard without the consent of the holders of the share purchase rights, except that from and after such time as any person becomes an acquiring person no such amendment may make the share purchase rights redeemable if the share purchase rights are not then redeemable in accordance with the terms of the share purchase rights agreement or may adversely affect the interests of the holders of the share purchase rights.

     Until a share purchase right is exercised, the holder thereof, as such, will have no rights as a stockholder of Harvard, including, without limitation, the right to vote or to receive dividends.


     The share purchase rights will have anti-takeover effects. The share purchase rights will cause substantial dilution to a person or group that attempts to acquire Harvard on terms not approved by Harvard's Board of Directors.


CHARTER PROVISIONS INDEMNIFYING DIRECTORS AND OFFICERS

     Our certificate of incorporation contains provisions to indemnify Harvard's directors and officers to the fullest extent permitted by the Delaware General Corporation Law, including payment in advance of a final disposition of a director's or officer's expenses and attorneys' fees incurred in defending any action, suit or proceeding. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

SECTION 203 OF THE GENERAL CORPORATION LAW DELAWARE LAW--COMBINATIONS WITH INTERESTED STOCKHOLDERS


     Generally, Section 203 of the DGCL prohibits certain Delaware corporations from engaging in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless (1) prior to the time of the business combination, the transaction is approved by the board of directors of the corporation, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (3) at or after such time the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specific exceptions, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of the corporation's voting stock. A Delaware corporation may opt out from the application of Section 203 through a provision in its certificate of incorporation or by-laws. Harvard has opted out of Section 203.


WARRANTS

     Pursuant to the plan of reorganization, holders of shares of common stock and pay-in-kind preferred stock of Harvard prior to its emergence from bankruptcy received warrants to purchase up to 631,578 shares of common stock of Harvard at an exercise price of $41.67 per share of common stock. The warrants are currently exercisable and will remain outstanding until November 23, 2003.


     The exercise price and the number of shares of common stock into which the warrants may be exercisable may be subject to adjustment pursuant to anti-dilution provisions contained in the warrants.


REGISTRATION RIGHTS


     Harvard entered into a registration rights agreement, dated as of the effective date, with the selling stockholders pursuant to which Harvard agreed to use its reasonable best efforts to file after the effective date a "shelf" registration statement covering shares of common stock owned by the selling stockholders use its reasonable best efforts to cause the shelf registration to be declared effective and to keep such shelf registration continuously effective until the earlier of the disposition of all registrable securities (as defined in the registration rights agreement) and three (3) years after the initial date of the shelf registration; provided, however, that Harvard will be permitted to suspend the availability of the shelf registration for up to 30 days during any twelve-month period. The filing and effectiveness of the registration statement of which this prospectus forms a part satisfies Harvard's obligations under the registration rights agreement with respect to the registration statement that contains this prospectus, except that the filing and effective date of the registration statement will have occurred later than the dates provided in the agreement.



     Harvard will also make up to two demand registrations upon the demand of the initiating holders (as defined in the registration rights agreement) or, in the event the shelf registration is unavailable, four registrations; except that no such demand registration is required to be effected earlier than 90 days after the effective date of any registration statement, other than the shelf registration or a registration statement on Form S-4 or Form S-8, of Harvard, under the Securities Act, covering securities of the same class as any registrable securities.


     Harvard has the right, in the case of a demand registration, to postpone the filing or effectiveness of, or to withdraw, any registration statement if in its reasonable judgment, such registration would materially interfere with any material financing, acquisition, corporate reorganization or merger or other transaction involving Harvard or any subsidiary thereof; provided, however, that such postponement or withdrawal will last only for so long as such material interference would exist, but in no event for more than 45 days.

     Harvard will indemnify each holder of registrable securities, its directors, officers, partners, employees, advisors and agents, and each person who controls such holder, to the extent permitted by law, from and against any and all liabilities resulting from or arising out of or based upon any untrue, or alleged untrue, statement of a material fact contained in any disclosure document, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Harvard by or on behalf of such holder expressly for use therein. Harvard will also indemnify any underwriters of the registrable securities, their officers, directors and employees, and each person who controls any such underwriter to the same extent as provided above with respect to the indemnification of the holders of registrable securities.

     Each holder has agreed to indemnify and hold harmless Harvard, any underwriter retained by Harvard and their respective directors, officers, employees, advisors, agents and each person who controls Harvard or such underwriter to the same extent, subject to applicable law, as the foregoing indemnity from Harvard to the holders, but only with respect to any information furnished in writing by or on behalf of such holder expressly for use therein; provided, however, that the liability of any holder will be limited to the amount of the net proceeds received by such holder in the offering giving rise to such liability.

TRANSFER AGENT AND REGISTRAR; WARRANT AGENT

     The transfer agent and registrar for the common stock is State Street Bank and Trust Company. The warrant agent for the warrants is State Street Bank and Trust Company.

                          VALIDITY OF THE COMMON STOCK


     The validity of the shares of common stock offered hereby will be passed upon for Harvard by Sonnenschein Nath & Rosenthal, New York, New York.


                                    EXPERTS


     The audited consolidated financial statements of the Company for the year ended September 30, 1998 included in Harvard's Form 10-K for the year ended September 30, 1998, which are incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to Harvard's ability to continue as a going concern as discussed in Note 1 to such consolidated financial statements.


                      WHERE YOU CAN FIND MORE INFORMATION


     We file annual, quarterly and special reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended , the SEC. You may read and copy any document we file at the SEC's public reference rooms located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Copies of such material can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Our filings with the SEC are also available to the public on the SEC's Internet web site at http://www.sec.gov.


                      DOCUMENTS INCORPORATED BY REFERENCE


     The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. The following documents filed by Harvard and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the termination of the offering are incorporated by reference in this prospectus:


     o Harvard's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, including all subsequently filed amendments (Commission File No. 0-21362);



     o Harvard's Quarterly Report on Form 10-Q for the quarterly period ended January 3, 1999, including all subsequently filed amendments (Commission File No. 0-21362);



     o Harvard's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 (Commission File No. 0-21362);



     o Harvard's Current Reports on Form 8-K filed on October 7, 1998, October 30, 1998, December 3, 1998 and March 25, 1999 (Commission File No. 0-21362).


     Holders of securities of Harvard may request a copy of these filings, at no cost, by writing or telephoning us at: Harvard Industries, Inc., 3 Werner Way, Lebanon, NJ 08833, Attn: Phyllis Morais, Telephone: (908) 437-4157.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION TO YOU THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD NOT UNDER ANY CIRCUMSTANCES ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT ON ANY DATE AFTER THE DATE OF THIS PROSPECTUS.
                            ------------------------


                               TABLE OF CONTENTS



                                                  PAGE
                                                  ----
About this Prospectus..........................     ii
Prospectus Summary.............................      1
Risk Factors...................................      3
Forward-Looking Statements.....................     10
Use of Proceeds................................     10
Selling Stockholders...........................     10
Plan of Distribution...........................     11
Description of Capital Stock...................     11
Validity of the Common Stock...................     17
Experts........................................     17
Where You Can Find More Information............     17
Documents Incorporated by Reference............     17


                            ------------------------

     UNTIL             , 1999 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE SECURITIES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS, THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                   5,372,298

                             SHARES OF COMMON STOCK




                            HARVARD INDUSTRIES, INC.


                            ------------------------
                                   PROSPECTUS
                            ------------------------


                                 DATED   , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II


                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an estimate of the expenses that will be incurred by the Registrant in connection with the distribution of the securities being registered hereby: of Common Stock

SEC registration fee..........................................   $
NASD filing fees..............................................   $
Legal fees and expenses.......................................   $
Accounting fees and expenses..................................   $
Miscellaneous.................................................   $
                                                                 --------
Total.........................................................   $
                                                                 --------
                                                                 --------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Generally, Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits a corporation to indemnify certain persons made a party to an action, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporationeor enterprise. In the1case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which such person was adjudged liable for negligence or misconduct in the performance of such person's duty to the corporation unless the Delaware Court of Chancery or the court in which such action was brought determines that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for proper expenses. To the extent such person has been successful in the defense of any matter, such person shall be indemnified against expenses actually and reasonably incurred by him.

     Section 102(b)(7) of the DGCL enables a Delaware corporation to include a provision in its certificate of incorporation limiting a director's liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. Harvard's Amended and Restated Certificate of Incorporation and By-laws that were adopted pursuant to the Plan of Reorganization provide for indemnification of its officers and directors to the full extent permitted under Delaware law.

ITEM 16. EXHIBITS.

EXHIBIT
 NUMBER    DESCRIPTION
--------   -----------
 2.1*       --   Plan of Reorganization and related Disclosure Statement, filed with the U.S. Bankruptcy Court for the District of Delaware on July 10, 1998 (incorporated by reference to Exhibits 99.1 and 99.2 to the Registrant's Form 8-K filed with the Commission on July 24, 1998 (Commission File No.
                 001-01044)).
 2.2*       --   First Amended and Modified Consolidated Plan of Reorganization dated August 19, 1998, filed with the
                 U.S. Bankruptcy Court for the District of Delaware on August 25, 1998 (incorporated by reference to
                 Exhibit 2.1 to the Registrant's Form 8-K filed with the Commission on October 30, 1998 (Commission
                 File No. 001-01044)).
 3.1(a)*    --   Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1(a) to the
                 Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File
                 No. 0-21362)).
 3.1(b)*    --   Certificate of Merger of the Registrant (incorporated by reference to Exhibit 3.1(b) to the
                 Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File
                 No. 0-21362)).
 3.2*       --   By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

EXHIBIT
 NUMBER    DESCRIPTION
--------   -----------
 4.1*       --   Form of Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the
                 Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File
                 No. 0-21362)).
 4.2*       --   Indenture (including the Form of 14 1/2% Senior Secured Note due September 1, 2003), dated as of
                 November 24, 1998 between the Registrant, the Subsidiary Guarantors and Norwest Minnesota Bank,
                 National Association, as Trustee (incorporated by reference to Exhibit 4.2 to the Registrant's
                 Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).
 5.1*       --   Opinion of Sonnenschein Nath & Rosenthal.
10.1*       --   Settlement Agreement dated as of October 15, 1998, by and among the Registrant, certain of its subsidiaries and the PBGC (incorporated by reference to Exhibit 10.1 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).
10.2*       --   Registration Rights Agreement, dated as of November 24, 1998, between the Registrant and the signatories listed therein (incorporated by reference to Exhibit 10.2 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).
10.3*       --   Credit Agreement, dated as of November 24, 1998, between the Registrant, its subsidiaries, General
                 Electric Capital Corporation, as Administrative Agent and the lenders party thereto (incorporated by reference to Exhibit 10.4 to the Registrant's Form 10-K filed with the Commission on January 13,
                 1999 (Commission File No. 0-21362)).
10.4*       --   Loan Collateral Agreement, dated as of November 24, 1998 by the Registrant and its subsidiaries in favor of General Electric Capital Corporation, as Administrative Agent (incorporated by reference to
                 Exhibit 10.5 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission
                 File No. 0-21362)).
10.5*       --   Collateral Agreement, dated as of November 24, 1998, by the Registrant and its subsidiaries in favor of Norwest Bank Minnesota, National Association, as Collateral Agent (incorporated by reference to
                 Exhibit 10.6 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission
                 File No. 0-21362)).
10.6*       --   Warrant Agreement, dated as of November 24, 1998, between the Registrant and State Street Bank and
                 Trust Company (incorporated by reference to Exhibit 10.7 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).
10.7*       --   Harvard Industries, Inc. Nonqualified ERISA Excess Benefit Plan (incorporated by reference to
                 Exhibit 10.20 to the Registrant's Registration Statement on Form S-1 filed with the Commission on
                 August 24, 1995 (File No. 33-96376)).
10.8*       --   Harvard Industries, Inc. Nonqualified Additional Credited Service Plan (incorporated by reference to
                 Exhibit 10.21 to the Registrant's Registration Statement on Form S-1 filed with the Commission on
                 August 24, 1995 (File No. 33-96376)).
10.9*       --   Harvard Industries, Inc. 1998 Stock Incentive Plan (incorporated by reference to Exhibit 10.10 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File
                 No. 0-21362)).
21*         --   List of subsidiaries of the Company (incorporated by reference to Exhibit 21 to the Registrant's
                 Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).
23.1**      --   Consent of Arthur Andersen LLP, Independent Accountants.
23.2**      --   Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.3*       --   Consent of Sonnenschein Nath & Rosenthal (included in their opinion filed as Exhibit 5.1).
23.4*       --   Consent of Norman Levy Associates, Inc., independent appraisers.
23.5*       --   Consent of Chanin Kirkland Messina LLC, independent financial professionals.
24*         --   Powers of Attorney (contained in the signature pages hereto).

                                                        (Footnotes on next page)

(Footnotes from previous page)

------------------
 * Previously filed.

** Filed herewith.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Harvard pursuant to the provisions in Item 15 above, or otherwise, Harvard has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in such act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Harvard of expenses incurred or paid by a director or officer or controlling person of Harvard in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Harvard will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

             (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (c) To include any material information with respect to the Plan of Distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN LEBANON, STATE OF NEW JERSEY, ON JUNE 14, 1999.


                                          HARVARD INDUSTRIES, INC.


                                          By:        /s/ ROGER G. POLLAZZI
                                              ----------------------------------
                                                      Roger G. Pollazzi
                                                  Chief Executive Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                SIGNATURE                                  TITLE                              DATE
                ---------                                  -----                              ----
          /s/ ROGER G. POLLAZZI*               Chairman of the Board and                   June 14, 1999
------------------------------------------     Chief Executive Officer
            Roger G. Pollazzi                  (Principal Executive Officer)

         /s/ THEODORE W. VOGTMAN*              Executive Vice President and                June 14, 1999
------------------------------------------     Chief Financial Officer
           Theodore W. Vogtman                 (Principal Financial Officer)

          /s/ KEVIN L.B. PRICE                 Vice President, Controller                  June 14, 1999
------------------------------------------     and Treasurer
             Kevin L.B. Price                  (Principal Accounting Officer)

            /s/ JON R. BAUER*                  Director                                    June 14, 1999
------------------------------------------
               Jon R. Bauer

          /s/ THOMAS R. COCHILL*               Director                                    June 14, 1999
------------------------------------------
            Thomas R. Cochill

                                               Director
------------------------------------------
          Raymond Garfield, Jr.

           /s/ DONALD P. HILTY*                Director                                    June 14, 1999
------------------------------------------
             Donald P. Hilty

           /s/ GEORGE A. POOLE*                Director                                    June 14, 1999
------------------------------------------
             George A. Poole

       /s/ JAMES P. SHANAHAN, JR.*             Director                                    June 14, 1999
------------------------------------------
         James P. Shanahan, Jr.

         /s/ RICHARD W. VIESSER*               Director                                    June 14, 1999
------------------------------------------
            Richard W. Viesser

     *By:        /s/ D. CRAIG BOWMAN                                                       June 14, 1999
  -------------------------------------
               D. Craig Bowman
               Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
 NUMBER    DESCRIPTION
--------   -----------
 2.1*       --   Plan of Reorganization and related Disclosure Statement, filed with the U.S. Bankruptcy Court for the District of Delaware on July 10, 1998 (incorporated by reference to Exhibits 99.1 and 99.2 to the Registrant's Form 8-K filed with the Commission on July 24, 1998 (Commission File No.
                 001-01044)).
 2.2*       --   First Amended and Modified Consolidated Plan of Reorganization dated August 19, 1998, filed with the
                 U.S. Bankruptcy Court for the District of Delaware on August 25, 1998 (incorporated by reference to
                 Exhibit 2.1 to the Registrant's Form 8-K filed with the Commission on October 30, 1998 (Commission
                 File No. 001-01044)).
 3.1(a)*    --   Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1(a) to the
                 Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File
                 No. 0-21362)).
 3.1(b)*    --   Certificate of Merger of the Registrant (incorporated by reference to Exhibit 3.1(b) to the
                 Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File
                 No. 0-21362)).
 3.2*       --   By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).
 4.1*       --   Form of Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the
                 Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File
                 No. 0-21362)).
 4.2*       --   Indenture (including the Form of 14 1/2% Senior Secured Note due September 1, 2003), dated as of
                 November 24, 1998 between the Registrant, the Subsidiary Guarantors and Norwest Minnesota Bank,
                 National Association, as Trustee (incorporated by reference to Exhibit 4.2 to the Registrant's
                 Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).
 5.1*       --   Opinion of Sonnenschein Nath & Rosenthal.
10.1*       --   Settlement Agreement dated as of October 15, 1998, by and among the Registrant, certain of its subsidiaries and the PBGC (incorporated by reference to Exhibit 10.1 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).
10.2*       --   Registration Rights Agreement, dated as of November 24, 1998, between the Registrant and the signatories listed therein (incorporated by reference to Exhibit 10.2 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).
10.3*       --   Credit Agreement, dated as of November 24, 1998, between the Registrant, its subsidiaries, General
                 Electric Capital Corporation, as Administrative Agent and the lenders party thereto (incorporated by reference to Exhibit 10.4 to the Registrant's Form 10-K filed with the Commission on January 13,
                 1999 (Commission File No. 0-21362)).
10.4*       --   Loan Collateral Agreement, dated as of November 24, 1998 by the Registrant and its subsidiaries in favor of General Electric Capital Corporation, as Administrative Agent (incorporated by reference to
                 Exhibit 10.5 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission
                 File No. 0-21362)).
10.5*       --   Collateral Agreement, dated as of November 24, 1998, by the Registrant and its subsidiaries in favor of Norwest Bank Minnesota, National Association, as Collateral Agent (incorporated by reference to
                 Exhibit 10.6 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission
                 File No. 0-21362)).
10.6*       --   Warrant Agreement, dated as of November 24, 1998, between the Registrant and State Street Bank and
                 Trust Company (incorporated by reference to Exhibit 10.7 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).
10.7*       --   Harvard Industries, Inc. Nonqualified ERISA Excess Benefit Plan (incorporated by reference to
                 Exhibit 10.20 to the Registrant's Registration Statement on Form S-1 filed with the Commission on
                 August 24, 1995 (File No. 33-96376)).

EXHIBIT
 NUMBER    DESCRIPTION
--------   -----------
10.8*       --   Harvard Industries, Inc. Nonqualified Additional Credited Service Plan (incorporated by reference to
                 Exhibit 10.21 to the Registrant's Registration Statement on Form S-1 filed with the Commission on
                 August 24, 1995 (File No. 33-96376)).
10.9*       --   Harvard Industries, Inc. 1998 Stock Incentive Plan (incorporated by reference to Exhibit 10.10 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File
                 No. 0-21362)).
21*         --   List of subsidiaries of the Company (incorporated by reference to Exhibit 21 to the Registrant's
                 Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).
23.1**      --   Consent of Arthur Andersen LLP, Independent Accountants.
23.2**      --   Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.3*       --   Consent of Sonnenschein Nath & Rosenthal (included in their opinion filed as Exhibit 5.1).
23.4*       --   Consent of Norman Levy Associates, Inc., independent appraisers.
23.5*       --   Consent of Chanin Kirkland Messina LLC, independent financial professionals.
24*         --   Powers of Attorney (contained in the signature pages hereto).

------------------
 * Previously filed.

** Filed herewith.